Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements Nos. 333-184373 and 333-192973 on Form S-8 of our report dated June 29, 2017 relating to the consolidated financial statements of Hamilton Bancorp, Inc. and Subsidiary as of March 31, 2017 and 2016 and for the years then ended appearing in this Annual Report on Form 10-K.

Baltimore, Maryland

June 29, 2017